Hamptons
LUXURY
HOMES

February 2, 2007

Kenneth T. Haber, Esq.
Exec. Vice President and General Counsel
Prudential Douglas Elliman Real Estate
575 Madison Avenue, 4th Floor
New York, NY 10022

Re: <u>Referral Agreement</u>

Dear Mr. Haber:

This letter will confirm the terms of the Referral Agreement between Hampton's Luxury Homes, Inc. and its Subsidiaries ("HLXH") and Prudential Douglas Elliman Real Estate ("Broker") in connection with Broker's efforts to introduce HLXH to individual homeowners ("Homeowner(s)") for HLXH to perform construction services for such Homeowners.

1. This is not a contract or offer of employment and Broker shall not be an employee of HLXH. Nothing contained in this Referral Agreement shall be construed as constituting a partnership or joint venture, or the relationship of principal/agent between the parties. Neither party shall be deemed an agent of the other for any purpose and shall have no authority to bind the other in any way. Neither party shall represent or suggest to Homeowners (or to any other person or entity) that it has authority to bind the other and neither party shall sign any agreement or other documents on behalf of the other.

2. This Referral Agreement shall remain in full force and effect for one year from the date hereof (the "One-Year Term"). Notwithstanding the foregoing, either party shall have the right to terminate the Referral Agreement upon thirty (30) days written notice to the other.

3. Broker's compensation shall be limited to the sums set forth herein. Each party herreby declares and covenants to the other that: (a) it is engaged in an independent business; (b) it has complied and will comply with all federal, state and local laws relating to business permits and licenses of any kind that may be required to carry out the business and tasks to be performed by it under this Referral Agreement (and with respect to HLXH only, to carry on its construction services); and (c) it is not subject to any restrictions, whether statutory, contractual or otherwise, that would prohibit or limit its right to lawfully enter into this Referral Agreement.

4. In the event that HLXH enters into an agreement to perform construction services with any of the Homeowners introduced by Broker to HLXH during the term of this Agreement or within six (6) months of the expiration of the One-Year Term, Broker shall be entitled to compensation (the "Referral Fee") from HLXH as per the annexed Schedule "A". While Broker shall not negotiate the cost of the construction, it shall disclose that it will receive a Referral Fee to the Homeowner(s). The Broker shall notify HLXH in writing by email to Frank Dalene, Chief Financial Officer of HLXH at Frank@telemarkinc.com of the introduction (the "Introduction") and verified by a return email receipt. In the event Broker fails to notify HLXH, HLXH shall

have no obligation to pay a Referral Fee to Broker. The amount of Broker's Referral Fee shall be fully disclosed by Broker and/or by HLXH to Homeowner(s) and shall be included in any construction contracts.

5. The aforesaid Referral Fee shall be paid by HLXH to Broker and shall be due and payable thirty (30) days after the receipt by HLXH of each payment from Homeowner to HLXH. In the event HLXH is not paid by Homeowner for any reason (other than HLXH's poor performance), Broker shall not be entitled to a Referral Fee.

6. Any Referral Fees earned and payable to Broker pursuant to this Referral Agreement shall be paid in accordance with the terms hereof directly to Broker by HLXH. To the extent Broker enters into any arrangements regarding such Referral Fees or the sharing or splitting thereof with any of its own employees, agents and or sub-brokers, and incurs any liability to such individuals arising out said arrangements, HLXH expressly disclaims and shall have no liability therefore.

7. HLXH shall have the right in its sole discretion and for any reason whatsoever, to approve or disapprove of any contract terms proposed by Broker or Homeowner. The decision to execute a contract with Homeowner shall be made solely by HLXH and HLXH may elect not to enter into a contract with Homeowner at its sole discretion and for any reason whatsoever, without any liability to Broker.

8. HLXH retains the right to sell its construction services directly on its own behalf with no Referral Fee to Broker, so long as Broker has not previously made an Introduction of the Homeowner to HLXH. If Broker has made an Introduction, then for a period of twelve (12) months after the Introduction, any deal entered into between HLXH and Homeowner will entitle Broker to a Referral Fee as set forth in Paragraph 4 above. HLXH has the right to enter into similar Referral Agreements with any other individual or company.

9. Broker agrees to keep secret and to preserve the confidentiality of, and not to use for the benefit of Broker or any third party, all confidential information received or learned by Broker relating to HLXH's business, including but not limited to information regarding pricing, marketing and suppliers.

10. Broker is not required by HLXH to incur any costs or expenses pursuant to this Referral Agreement. If Broker does incur costs and expenses, Broker agrees to pay them, and to not seek reimbursement from HLXH (except as provided for in Paragraph 12 below). No payment or withholding of any federal, state, local, city or other payroll or employment taxes, including but not limited to FICA, state and federal income taxes, state disability insurance taxes, and state unemployment insurance taxes relating to income received by Broker from HLXH will be made by HLXH.

11. Except for claims arising out of Paragraph 12 below, Broker hereby agrees to indemnify and hold HLXH harmless for any claims made against HLXH and for any attorney's fees incurred by HLXH arising solely from or related to Broker's performance under this Referral Agreement (but not the performance of HLXH under construction contracts with Homeowners), including but not limited to any claims related to Broker's expenses, insurance or the lack thereof and/or local, state or federal taxes be made by anyone, including any governmental authority.

12. HLXH hereby agrees to indemnify and hold Broker harmless from and against any claims, liabilities, judgments, costs or expenses (including reasonable attorneys' fees) arising out of claims by Homeowners relating to the services provided by HLXH, the quality of the construction or defects in the construction or any claims by Homeowners for monetary damages.

13. This Referral Agreement shall be construed and governed in all respects in accordance with the laws of the State of New York.

14. This Referral Agreement may be assigned in whole or in part by HLXH, without Broker's prior written consent provided said assignment is to a wholly owned subsidiary of HLXH. Any assignment to a non-HLXH subsidiary will require the Broker's prior written consent. This Referral Agreement shall not be transferable or assignable by Broker without the prior written consent of HLXH. This Referral Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors, heirs, executors, administrators and permitted assigns.

15. This Referral Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof. This Referral Agreement supersedes and cancels all previous agreements, negotiations, commitments and understandings with respect to the subject matter hereof, whether oral or written. This Referral Agreement may not be amended or modified in any manner except in writing, signed by Broker and a duly authorized officer or representative of HLXH.

Please confirm Broker's agreement to the terms set forth herein by signing a copy of this agreement where indicated below and returning an original signature copy to me as soon as possible.

Very truly yours,

Hampton's Luxury Homes, Inc.

By: [signature] CEO
Roy Dalene
President & CEO

AGREED AND ACCEPTED
This 2nd day of February, 2007

Prudential Douglas Elliman Real Estate

By: [signature]
Kenneth I. Haber
Executive Vice President

SCHEDULE "A"

SCHEDULE OF REFERRAL FEES

General Contractor Jobs

$0 to 1,000,000 =	3%
$1,000,001 to 3,000,000 =	2%
$3,000,001 to 5,000,000 =	1%
$5,000,001 and up =	½%

Barden Homes Packages

2.5%

Millwork

2%

Property Management Contracts

10% of the first year's fee

Maintenance Jobs

½%